Exhibit 5.1

May 8, 2026

Suncrete, Inc.

521 E. 2nd Street

Tulsa, Oklahoma 74120

Re:	Suncrete, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Suncrete, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1, initially filed by the Company on May 8, 2026 (as thereafter amended or supplemented, the “Registration Statement”).

The Registration Statement relates to the offer and sale, from time to time, by the selling holders identified in the Registration Statement (collectively, the “Selling Holders”), or their permitted transferees, of up to (i) 23,446,646 shares (the “Class A Common Shares”) of the Company’s Class A common stock, par value $0.0001 (“Class A Common Stock”), held by certain Selling Holders, (ii) 23,714,609 shares of Class A Common Stock issuable upon the conversion of 23,714,609 shares (the “Class B Conversion Shares”) of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), held by certain Selling Holders, (iii) 473,800 shares (the “Warrant Shares”) of Class A Common Stock underlying warrants to purchase 473,800 shares of Class A Common Stock held by certain Selling Holders (the “Warrants”), (iv) 2,525,094 shares (the “Pre-Funded Warrant Shares”) of Class A Common Stock underlying pre-funded warrants to purchase 2,525,094 shares of Class A Common Stock (the “Pre-Funded Warrants”), (iv) 1,444,445 shares (“Series A Conversion Shares”) of Class A Common Stock issuable upon conversion of 26,000 shares of the Company’s Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), held by certain Selling Holders, (v) 695,110 shares (the “HoldCo Exchange Shares”) of Class A Common Stock issuable upon the exchange of Class B common stock, par value $0.0001 per share (“HoldCo Class B Common Stock”), of a subsidiary of the Company, Suncrete Intermediate, Inc. (“HoldCo”), held by certain Selling Holders, and (vi) 473,800 Warrants held by certain Selling Holders. The Registration Statement also relates to the primary issuance by the Company of up to 473,800 shares of Class A Common Stock that may be issued upon exercise of 473,800 Warrants.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Amended and Restated By-Laws of the Company and the Certificate of Designation of the Series A Convertible Perpetual Preferred Stock (the “Certificate of Designation”), (ii) the Certificate of Incorporation of HoldCo (the “HoldCo Charter”), (iii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the securities described herein and related matters; (iv) the Registration Statement and all exhibits included or incorporated by reference thereto; (v) a certificate executed by an officer of the Company, dated as of the date hereof; (vi) a copy of that certain Exchange Agreement, dated April 28, 2026, by and among the Company, Holdco and Foley Bros., LLC; (vii) a copy of that certain Warrant Agreement, dated as of July 25, 2023 (the “Warrant Agreement”), by and between Haymaker Acquisition Corp. 4 (“Haymaker”) and Continental Stock Transfer & Trust Company (“Continental”); (viii) a copy of that certain Amendment No. 1 to the Warrant Agreement (the “Warrant Amendment”), by and between the Company, Haymaker and Continental; and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

Haynes and Boone, LLP	2801 N. Harwood Street | Suite 2300 | Dallas, TX 75201 T: 214.651.5000 | haynesboone.com

Suncrete, Inc.

May 8, 2026

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the (i) Delaware General Corporation Law and (ii) the laws of the State of New York, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	The Class A Common Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.

The Class B Conversion Shares have been duly authorized, and, when issued by the Company upon conversion of the Class B Common Stock in accordance with the terms of the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

3.

The Warrant Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

4.

The Pre-Funded Warrant Shares have been duly authorized and, when issued by the Company against payment therefor in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

5.

The Series A Conversion Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and non-assessable.

6.

The HoldCo Exchange Shares have been duly authorized, and, when issued by the Company upon exchange of the HoldCo Class B Common Stock in accordance with the terms of the HoldCo Charter and the Exchange Agreement, will be validly issued, fully paid and non-assessable.

7.	The Warrants have been duly authorized and constitute valid and binding obligations of the Company enforceable in accordance with their terms.

The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP